Exhibit 99.1

SolarCity Appoints Radford Small Chief Financial Officer

SAN MATEO, Calif., Sept. 28, 2016—SolarCity Corporation (NASDAQ: SCTY) today announced that it has promoted Executive Vice President of Global Capital Markets Radford Small to the role of Chief Financial Officer, reporting to CEO Lyndon Rive.

Mr. Small, among the most experienced executives in renewable energy finance, has enjoyed a successful tenure at SolarCity, where he helped the company create approximately $3 billion in new financing for solar projects. “Rad” initially joined SolarCity in 2015 to oversee financial business development and investor relations, and his role has steadily expanded to include all of the company’s global capital markets activity.

“Rad has been a tremendous asset—he’s excelled at everything we’ve put on his plate—and he brings an incredibly valuable skillset to a potential combination of Tesla and SolarCity,” said CEO Lyndon Rive. “This promotion largely reflects the reality of the current roles and responsibilities in SolarCity’s finance department. Rad has been leading our efforts in the capital markets for some time, and has been playing an increasingly visible role in financial planning and analysis, investor relations and accounting.”

Mr. Small originally joined SolarCity from Goldman, Sachs & Co. where he was a Managing Director and Chief Operating Officer for the Clean Technology and Renewables group. Over his 17 year career in the Investment Banking Division, he raised more than $20 billion in financing and worked on over $25 billion of mergers and acquisitions transactions. He holds a Bachelor of Arts degree in economics from University of California at Berkeley, a Juris Doctorate degree from Loyola Law School and Master of Laws (LLM) degree from New York University School of Law.

SolarCity also announced that President Tanguy Serra, who previously oversaw finance as part of his responsibilities, will be departing SolarCity at the end of the year, following the anticipated acquisition of the company by Tesla. Mr. Serra helped the company achieve new breakthroughs in operations costs, and helped recruit an extremely strong finance team to the company, including Mr. Small.

“Tanguy has played a pivotal role in helping SolarCity achieve the lowest operations costs in the solar industry,” said Rive. “He is extremely talented, but due to overlap at the new company, he is going to pursue a new venture. I’m grateful for everything Tanguy has contributed to SolarCity.”

About SolarCity

SolarCity® (NASDAQ: SCTY) provides clean energy. The company has disrupted the century-old energy industry by providing renewable electricity directly to homeowners, businesses and government organizations for less than they spend on utility bills. SolarCity gives customers control of their energy costs to protect them from rising rates. The company makes solar energy easy by taking care of everything from design and permitting to monitoring and maintenance. Visit the company online at www.solarcity.com and follow the company on Facebook & Twitter.

Investor Relations Contact:	Aaron Chew SolarCity 650-963-5920 investors@solarcity.com	Molly Canales SolarCity 650-963-5674 press@solarcity.com

Forward-Looking Statements

This communication contains “forward-looking statements” that involve risks and uncertainties, including statements regarding, among other things, the completion of the acquisition of SolarCity by Tesla Motors, Inc. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. The Company cautions the reader to refer to the section entitled “Risk Factors” in its most recent Quarterly Report on Form 10-Q and subsequent Current Reports on Form 8-K, which have been filed with the Securities and Exchange Commission, which identify certain of these and additional risks and uncertainties. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information about the Proposed Transaction and Where To Find It

In connection with the Agreement and Plan of Merger dated as of July 31, 2016 among SolarCity, Tesla and D Subsidiary, Inc. (the “Merger”), on August 31, 2016, Tesla filed preliminary materials with the SEC, including a Registration Statement on Form S-4, including a joint proxy statement/prospectus.  These materials are not yet final and have been amended.  INVESTORS

AND SECURITY HOLDERS OF SOLARCITY ARE URGED TO READ THESE MATERIALS, ALL AMENDMENTS TO THESE MATERIALS, AND THE DEFINITIVE VERSIONS THEREOF, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT SOLARCITY, TESLA AND THE MERGER. The preliminary materials filed on August 31, 2016, the definitive version of these materials and other relevant materials (when they become available), and any other documents filed by SolarCity or Tesla with the SEC, may be obtained free of charge at the SEC’s website, www.sec.gov. In addition, investors and shareholders may obtain free copies of the joint proxy statement/prospectus and other documents filed with the SEC by the parties on SolarCity’s Investor Relations website (http://investors.solarcity.com) (for documents filed with the SEC by SolarCity) or Tesla’s Investor Relations website (http://ir.tesla.com) (for documents filed with the SEC by Tesla).

Participants in the Solicitation

SolarCity, Tesla, and certain of their respective directors, executive officers and other members of management and employees, under SEC rules may be deemed to be participants in the solicitation of proxies from SolarCity and Tesla stockholders in connection with the Merger.  Information regarding the interests of the persons who may, under the rules of the SEC, be deemed participants in the solicitation of SolarCity and Tesla stockholders in connection with the Merger is set forth in the joint proxy statement/prospectus contained in the Form S-4 filed by Tesla with the SEC on August 31, 2016.